Exhibit 10.1

Buenos Aires city, October 22, 2018

Attn.
María Marta Mac Mullen
Pedro Enrique Mac Mullen
International Property Services Corp.

Re: Proposed Addendum No. 1/2018

Dear sirs/madams,

This is in connection with Offer No. 4/5-C/2016 dated October 19, 2016 (the “Call Option Offer”), with respect to the granting of a call option on certain of your equity interests in Rizobacter Argentina S.A., an Argentine company domiciled at Dr. Arturo Frondizi 1150 (Parque Industrial Pergamino, Pergamino, Provincia de Buenos Aires (hereinafter, “RASA”) to submit to your consideration (the “Sellers” and/or “MMM” and/or “PMM” and/or “IPS”, as applicable and jointly with Bioceres S.A. and its subsidiary Rasa Holding LLC— the “Buyer” and/or “Bioceres”, the “Parties” and/or the “Party”, as appropriate) the following offer to amend the Call Option Offer (the “Proposed Addendum”).

In this sense, and considering the negotiations held in the current month between the Parties tending to modify the terms and conditions of the Call Option Offer, we submit to you this Proposed Addendum which, if accepted by you, shall be governed in accordance with the terms attached hereto as Appendix 1.

This Proposed Addendum shall be valid for three (3) business days and shall be deemed accepted if all Sellers send written notice to Buyer informing Buyer of their acceptance of the Proposed Addendum.

Yours sincerely,

/s/ Federico Trucco
BIOCERES S.A.
Printed Name: Federico Trucco
Capacity of: Legal Representative

/s/ Federico Trucco
RASA HOLDING LLC
Printed Name: Federico Trucco
Capacity of: Chairperson

APPENDIX 1
PROPOSED ADDENDUM TERMS AND CONDITIONS

WHEREAS:

A.

(i) International Property Services Corp., a corporation duly organized and lawfully in existence at this date pursuant to the laws of the Republic of Panama, with domicile at Almirante Brown 3185 Piso 4º Ofic. 6, Ciudad de Mar del Plata, Provincia de Buenos Aires (“IPS”) is the holder of 5,404,000 shares accounting for 13.51% of the capital stock and votes of Rizobacter Argentina S.A. (“RASA” or the “Company”); (ii) MMM is the holder of 3,256,000 shares accounting for 8.24% of the capital stock and votes of RASA; and (iii) PMM is the holder of 3,256,000 shares accounting for 8.24% of the capital stock and votes of RASA;

B.	Pursuant to the Call Option Offer, a copy of which is attached hereto as Appendix A, the Sellers granted Bioceres S.A. a Call Option on the Shares Subject to Option I (as defined below); and
C.	The Sellers have negotiated with Bioceres S.A. and its Affiliates in order to modify the terms of the Call Option.

NOW THEREFORE, if this Proposed Addendum is accepted, the Parties shall submit to the following terms and conditions.

FIRST: DEFINITIONS

I.A. Unless otherwise stipulated, words used here in capital letters shall have the meaning assigned to them below.

UAC Shares: Shares of UAC, valued at the redemption value resulting at the Closing of the Proyecto Harvest and/or the NYSE listing value under the symbol “LTN” on the day of Closing of Proyecto Harvest, as applicable.

Shares Subject to Option I: Means globally: (i) 1,404,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 3.51% of the capital stock and votes of RASA owned by IPS (the “IPS Shares Subject to Option I”); (ii) 1,296,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 3.24% of the capital stock and votes of RASA owned by MMM (the “MMM Shares Subject to Option I”); and 1,296,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 3.24% of the capital stock and votes of RASA owned by PMM (the “PMM Shares Subject to Option I”).

Shares Subject to Option II: Means globally: (i) 5,404,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 13.51% of the capital stock and votes of RASA owned by IPS (the “IPS Shares Subject to Option II”); (ii) 3,256,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 8.24% of the capital stock and votes of RASA owned by MMM (the “MMM Shares Subject to Option II”); and 3,256,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 8.24% of the capital stock and votes of RASA owned by PMM (the “PMM Shares Subject to Option II”).

Affiliate: With respect to a Party, any corporation or other legal entity that controls it, that is currently or in the future controlled, directly or indirectly, by that Party or that is subject to common control with that Party. In this sense, “controlled” companies are those in which another person or company, either directly or through another company that is also controlled: (a) holds an interest by any title that grants the votes necessary to form the social will, or (b) exercises a dominant influence due to the special links between them.

Bioceres LLC: A company incorporated under the laws of the State of Delaware, United States of America, continuation of Bioceres Inc.

Closing of Proyecto Harvest: The date on which the acts and transactions of Proyecto Harvest will be completed.

Shareholders’ Agreement: Has the meaning ascribed to it in Clause 5.2(iv).

Business Day: Any day other than Saturday, Sunday in the Argentine Republic or in the United States of America and in which the banks of both jurisdictions are authorized to operate.

Closing Date: The date of effective transfer of the Shares Subject to Option II to the Buyer (and/or any of its Affiliates).

Notice of Exercise of the Call Option: The written communication to be sent by the Buyer and/or any of its Affiliates to the Sellers, to the domiciles herein registered for such purposes, relative to its will to exercise the Call Option I or II, as the case may be, prior to the expiration of the Term of Exercise of Call Option I or II, as the case may be.

Call Option I: The right to purchase the Shares Subject to Option I granted in the Call Option Offer by MMM, PMM and IPS in favor of the Buyer and its Affiliates.

Call Option II: The right to purchase the Shares Subject to Option II granted in this Agreement by MMM, PMM and IPS in favor of the Buyer and its Affiliates.

Term of Exercise of Call Option I: From the acceptance of this Proposed Addendum until [March 31, 2019], if the Closing of Proyecto Harvest does not occur.

Term of Exercise of Call Option II: From the acceptance of this Proposed Addendum to the day of Closing of Proyecto Harvest.

Purchase Price II: Has the scope established in Clause 4.

Proyecto Harvest: A transaction or series of transactions that will consist primarily of the possible reverse acquisition of UAC by Bioceres LLC (a subsidiary of Bioceres S.A.) contributing certain assets to UAC (100% of its interest in New Bioceres Inc.) in return for a majority interest in UAC.

UAC: Union Acquisition Corporation, a company incorporated in the Cayman Islands, whose shares are listed on the New York Stock Exchange (NYSE “LTN”) and which, after the Closing of the Proyecto Harvest will be controlled by Bioceres LLC.

USD: U.S. Dollars.

I.B. Interpretation.

(a) The titles used in this Proposed Addendum are purely indicative and in no way affect the extent and scope of the respective provisions or the rights and obligations assumed by the Parties under them.

(b) If the context so requires, words in the singular include the plural and vice versa, and words in the masculine or neuter gender in Spanish include the masculine, feminine, and neuter.

(c) References to Sections, Articles and Appendixes included in this Proposed Addendum shall be construed (unless otherwise indicated) as references to Sections, Articles and Appendixes of this Proposed Addendum.

I.C. Referral.

Unless otherwise stated, words used herein in capital letters shall have the meaning assigned to them in the Call Option Offer.

SECOND: GRANTING OF CALL OPTIONS. CALL OPTION I and CALL OPTION II

2.1 Upon acceptance of this Proposed Addendum, the Sellers grant to the Buyer (and/or any of its Affiliates) the Call Option I on the Shares Subject to Option I and the Call Option II on the Shares Subject to Option II, under the terms set forth herein.

2.2 The Call Options I and II may be exercised indistinctly by the Buyer and/or any of its Affiliates, and must only notify such circumstance to the Sellers in the event of submission of the Notice of Exercise of Call Option I or II, as appropriate.

2.3 The Call Options I or II shall only be exercised by the Buyer (and/or its Affiliates) one time and on all of the Shares Subject to Option I or II, as applicable.

2.4 Call Options I and II are mutually exclusive. The Buyer may only exercise Call Option I during the Term of Exercise of Call Option I if as of March 31, 2019 the Closing of the Proyecto Harvest has not occurred. In this case, the provisions set forth in Clause Two of the Call Option Offer shall apply to Call Option I, including in the Purchase Price of Option I an interest of 4.5% per annum as of the acceptance of this Proposed Addendum on the price pending collection, as set forth in Section 4.2 (i). Otherwise, if before March 31, 2019 the Closing of the Proyecto Harvest has occurred, Call Option I shall lapse in its entirety and, therefore, Buyer and/or its Affiliates shall only be entitled to exercise Call Option II under the terms and conditions hereof. For the sake of clarity, it is established that in all cases the closing of the transactions contemplated under Call Option II shall be conditioned upon the Closing of Proyecto Harvest.

2.5 Call Options I and II will become a put option in favor of the Sellers to sell to the Buyer and/or its Affiliates the Shares Subject to Option I and II, as applicable, upon the expiration of the Terms of Exercise of Options I and II, respectively (the “Put Options I and II”). All the financial terms established herein will be applied to Put Options I and II. For greater clarity, once the Put Option I or II has been exercised, as the case may be and as agreed in this Proposed Addendum, the Buyer shall be obliged to acquire the Shares Subject to the various Call Options I or II, as the case may be, owned by IPS, PMM and MMM in accordance with the terms agreed upon under this Proposal.

THIRD: CALL OPTION II

3.1 The Buyer (and/or any of its Affiliates) may exercise Call Option II on the Shares Subject to Option II by giving the Sellers Notice of Exercise of the Call Option.

3.2 Given by the Buyer (and/or any of its Affiliates) the Notice of Exercise of the Call Option within a period not greater than ten (10) Business Days from the date of receipt of the last of the notices: (i) the Parties shall complete the purchase and sale of the Shares Subject to Option II; (ii) the Sellers shall transfer the Shares Subject to Option II to the Buyer (and/or its Affiliates); and (iii) the Buyer (and/or its Affiliates) shall pay or cause to be paid to the Sellers the Purchase Price II and shall perform the other acts provided in Clause Fifth (the “Closing”).

3.3 The terms of the purchase and sale of the Shares Subject to Option II shall follow the agreement herein and substantially reflect the terms and conditions of the Appendix I to the Call Option Offer.

FOURTH: PURCHASE PRICE OF THE SHARES SUBJECT TO OPTION II

4.1 The price of the Shares Subject to Option II (the “Purchase Price II”) will be USD 49,980,000 (forty-nine million nine hundred and eighty thousand U.S. Dollars), of which USD 22,020,000 (twenty-two million twenty thousand U.S. Dollars) correspond to IPS; (ii) USD 13,980,000 (thirteen million nine hundred and eighty thousand US Dollars) correspond to PMM; and (iii) USD 13,980,000 (thirteen million nine hundred and eighty thousand US Dollars) correspond to PMM.

4.2 Buyer (and/or any of its Affiliates) shall pay Purchase Price II on the Closing Date by payment to Sellers of: (i) the sum of USD 14,985,000 (fourteen million nine hundred and eighty-five thousand U.S. Dollars) to Sellers’ proprietary accounts as indicated by Sellers in writing to Buyer (and/or any of its Affiliates) payable in full and/or by way of advances, at Buyer’s discretion, prior to the Closing Date; and (ii) payment in UAC Shares equivalent to USD 34,995,000 (thirty-four million nine hundred and ninety-five thousand U.S. dollars); all in accordance with the proportions corresponding to the Sellers indicated in Appendix 4.2 hereof. Likewise, the Parties agree that in the event that the Closing of Proyecto Harvest does not occur as of March 31, 2019, any type of advances that may have been received in such respect shall be discounted from the Purchase Price of Option I.

4.3. Without prejudice to the proportions of payment of Purchase Price II set forth in 4.2 (i) and (ii), the Buyer (and/or any of its Affiliates) shall have the power, at its discretion, to alter such proportions by cancelling Purchase Price II by delivery to the Sellers of greater or lesser quantity of cash and/or UAC Shares. Notwithstanding the foregoing, in all cases, the Buyer (and/or any of its Affiliates) shall make payments in cash or in kind, as the case may be, on a pro rata basis among the Sellers in accordance with their shareholdings and communicate such circumstance in the Notice of Exercise of the Call Option.

4.4 If Buyer (and/or any of its Affiliates) elects to pay Sellers the Purchase Price II by payment in kind of an amount greater than the equivalent of USD 34,995,000 (thirty-four million nine hundred and ninety-five thousand U.S. Dollars, ) in UAC Shares, then the Sellers will have an irrevocable put option whereby the Sellers will have the right to sell and the Buyer (and/or any of its Affiliates) will be obligated to purchase from the Sellers the quantity of UAC Shares delivered in excess of the Purchase Price II set forth in Clause 4.2(ii), all on the terms of Appendix 4.4 hereof. Shares Subject to the Irrevocable Put Option under the terms of Appendix 4.4 shall be exempt from any transfer limitation and from the exercise of the Option as well as from the pledge agreed in Appendix 4.6.

4.5 If, on the contrary, Buyer (and/or any of its Affiliates) chooses to pay Sellers the Purchase Price II in cash in an amount greater than USD 14,985,000 (fourteen million nine hundred and eighty-five thousand U.S. Dollars), then Sellers will grant Buyer (and/or its Affiliates) an irrevocable put option under which Buyer (and/or any of its Affiliates) will have the right to sell and Sellers will be obligated to purchase from Buyer (and/or any of its Affiliates) UAC Shares for the sum of U.S. Dollars paid in excess of Purchase Price II set forth in Clause 4.2 (i), as set forth in Appendix 4.5 hereof.

4.6 The particular provisions described in Appendix 4.6 hereof in relation to the payment of Purchase Price II under Purchase Option II shall apply to PMM and MMM.

FIFTH: CLOSING DATE OF CALL OPTION II

5.1 The Closing will take place at Av. Leandro N. Alem 882, piso 13, Ciudad de Buenos Aires, on the date indicated by the Buyer (and/or any of its Affiliates) in the Notice of Exercise of the Call Option.

5.2 On Closing Date:

(i)

The Sellers will perform all acts conducive to transferring the Subject Shares to Option II to the Buyer (and/or any of its Affiliates) substantially in accordance with the terms and conditions of Appendix I of the Call Option Offer;

(ii)

The Buyer (and/or any of its Affiliates) shall pay or cause to be paid in favor of the Sellers the Purchase Price II in UAC Shares, pursuant to their registration in the UAC Record Book, and/or in cash in the proportions indicated in the Notice of Exercise of Call Option;

(iii)

Subject to the proportions of payment of Purchase Price II in UAC Shares and/or cash, the Parties will subscribe irrevocable put options on terms substantially similar to those set forth in the Appendixes 4.4 and 4.5, as applicable;

(iv)

The Sellers shall enter into a Shareholder Agreement with the Buyer and/or its Affiliates in substantially the same terms as Appendix 5.2(iv) regulating their rights and obligations as shareholders of UAC and establishing limitations on the transfer of UAC Shares;

(v)

MMM and PMM shall grant to the Buyer and/or its Affiliates, as applicable, a first priority pledge on 75% of the UAC Shares they receive as part of the payment of Purchase Price II. This guarantee and its form of release shall be governed by the terms set out in Appendix 5.2(v) and record shall be kept that the UAC Shares paid in excess as agreed in clause 4.4 hereof are not included and are not within the stipulated percentage.

(vi)	The Parties shall perform all acts desirable or conducive to completing the transactions which are the purpose of Purchase Option II and this Proposed Addendum.

SIXTH: MISCELLANEOUS PROVISIONS

6.1 Notices

All notifications between the Parties shall be in writing and in a faithful manner, addressed to the following addresses:

To IPS:
Almirante Brown 3185 Piso 4º Ofic. 6,
Ciudad de Mar del Plata
Provincia de Buenos Aires
Argentina

CC (which shall not constitute a notification) to:
Andrea Capriotti
Pinto 1200, Ciudad de Pergamino
Provincia de Buenos Aires

To María Marta Mac Mullen:
25 de mayo 2974 UF 19 Barrio El Carmen,
Ciudad de Pergamino,
Provincia de Buenos Aires

To Pedro Enrique Mac Mullen:
Henrich 399, Barrio Las Marías,
Ciudad de Pergamino,
Provincia de Buenos Aires

CC (which shall not constitute a notification) to:

Andrea Capriotti
Carlos Gorordo
Av. de Mayo 380 – Planta Alta,
Ciudad de Pergamino,
Provincia de Buenos Aires

To the Buyer:
Ocampo 210 bis
Predio CCT, Rosario, Sta. Fe, ARG.
Tel.: +54 341 4861100
Attn.: Gloria Montaron Estrada

CC (which shall not constitute a notification) to:

Marval, O’Farrell & Mairal
Leandro N. Alem 882
Ciudad de Buenos Aires
Tel.: 54 11 4310 0100
Fax: 54 11 4310 0200
Attn.: Diego S. Krischcautzky

6.2 Confidentiality

All information exchanged by the Parties in connection with this Proposed Addendum is confidential and shall remain so except where it comes to the public’s knowledge by a third party not bound by an obligation of confidentiality or by the Party that provided the confidential information and/or where such information is required by administrative or judicial authority with proper authority to do so and/or in the event of a dispute between the Parties arising out of the interpretation, validity, performance and breach hereof.

6.3 Assignment

Neither Party shall be entitled to assign the rights and/or obligations arising hereunder without the prior express consent of the other, with the exception of the Buyer, which shall be entitled to assign its rights and obligations to an Affiliate.

6.4 Ratification

Except as modified herein, the Parties ratify all remaining terms and conditions of the Call Option Offer.

6.5 Governing Law and Dispute Settlement

(a)	This Proposed Addendum shall be governed by and construed in accordance with the laws of the Argentine Republic.
(b)

In the event of any disagreement, controversy or conflict arising with respect to the validity, interpretation, performance or resolution hereof, the Parties expressly agree to conduct an initial mediation process during a period of 30 days, submitting themselves to the Mediation and the Rules of Procedure and Code of Ethics of Centro Empresarial de Mediación y Arbitraje (Asociación Civil), based in the city of Buenos Aires, Argentina. The Parties may extend said term. In the event that they have not reached an agreement, the dispute or the unresolved partial aspects thereof shall be submitted to arbitration in accordance with the rules of the aforementioned center. For the execution of the award and all other cases outside the arbitration jurisdiction, the Parties submit to the ordinary jurisdiction of the Courts of the City of Buenos Aires. The corresponding award shall be final and non-appealable for the Parties who expressly establish that this arbitration clause shall be considered as an autonomous agreement independent of the other stipulations contained in this proposal; that the total or partial nullity thereof shall not imply the nullity of the arbitration clause, and that the arbitrator(s) shall have the power to decide on their own competence and on the existence or validity of the arbitration clause.

Appendix A
Copy of the Call Option Offer

Appendix 4.2
Allocation of Purchase Price II

Individual	Holdings	Total USD	USD Cash	USD in shares
Pedro Mac Mullen	8.24%	13,980,000	4,860,000	9,120,000
María Marta Mac Mullen	8.24%	13,980,000	4,860,000	9,120,000
IPS	13.51%	22,020,000	5,265,000	16,755,000
Totals	29.99%	49,980,000	14,985,000	34,995,000

Appendix 4.4
Irrevocable Put Option Model (IPS /MM)

Appendix 4.5
Irrevocable Put Option Model (BIOX)

Appendix 4.6
Particular Provisions Applicable to PMM and MMMM

PMM and MMM state that on 10% of the MMM Shares Subject to Option II and the PMM Shares Subject to Option II there is an interim measure ordered in the case entitled “Harnan Miguel, Marcos y Martina c/Mac Mullen Jorge y otros s/ Medidas cautelares”, Case N° 76.745 filed at the Civil and Commercial Court No. 2 of San Nicolás, Buenos Aires Province (the “Interim Measure”), under which an embargo was placed on 44% of RASA’s share capital. The Interim Measure also placed an embargo on 30% of the dividends accruing from the liened RASA shares. Likewise, the MMM Shares Subject to Option II and the PMM Shares Subject to Option II could be affected by a nullity lawsuit in which the ownership of 80% of RASA’s share capital is argued in the proceedings “Harnan, Miguel, Marcos y Martina c/ Mac Mullen Jorge Enrique y otros s/ Acción de nulidad”, Case No. 76806, filed before the Civil and Commercial Court No. 5 of San Nicolás, Buenos Aires Province (the “Nullity Lawsuit”).

Accordingly, in the event of an unfavorable outcome (the procedural principles set out in the following paragraph apply) of the Interim Measure and/or the Nullity Lawsuit, PMM and MMM undertake to return to the Buyer and/or its Affiliates 75% of the UAC Shares received in payment in the event of the exercise of Call Option II, excluding shares received in excess of such calculation and which are subject to the irrevocable put option set forth in clause 4.4. As security for the fulfilment of their obligation, they undertake to pledge on the Closing Date such UAC Shares in substantially the same manner as the terms set out in Appendix 5.2 (v) in favor of the Buyer and/or its Affiliates.

The pledge on the UAC Shares will expire once the judicial proceedings listed above obtain a favorable result that completely rejects the claim of the plaintiff (in accordance with the modes of termination of the proceedings regulated in the Code of Civil and Commercial Procedure of the Province of Buenos Aires, including the transaction validated by final judgment) and are completed and, as long as there is no pending resolution or compliance with any claim, action or procedure directly or indirectly related to such legal proceedings, or which in any way could affect the peaceful ownership of and/or the exercise of the rights derived from the MMM Shares Subject to Option II and the PMM Shares Subject to Option II. It shall be understood that the conditions for the cancellation of the pledge have been met when: (i) the aforementioned conditions are met, (ii) the one-year limitation period for the autonomous action for review of the res judicata has elapsed (article 2564 Civil and Commercial Code), from the date on which the final judgement or decision on the merits which terminates the last of the legal proceedings referred to above becomes final (in accordance with the modes of termination of the proceedings regulated in the Civil and Commercial Procedural Code of the Province of Buenos Aires), and (iii) the termination of such proceedings has been notified in a reliable manner to the Buyer and/or its Affiliates.

PMM and MMM undertake to sustain and/or continue with the defense presented to date in the judicial proceedings mentioned above and not to perform any act that may affect the acquisition of MMM Shares Subject to Option II and PMM Shares Subject to Option II by the Buyer and/or its Affiliates.

Appendix 5.2(iv)
Shareholders’ Agreement Model

Appendix 5.2(v)
Pledge of Shares Contract Offer Model